LifeVantage Corporation Appoints Industry Veteran David Brown as President & CEO

January 14, 2008

GREENWOOD VILLAGE, Colo., Jan. 14 /PRNewswire-FirstCall/ — LifeVantage Corporation (OTC Bulletin Board: LFVN) today announced the appointment of David Brown as President and Chief Executive Officer of the company, effective January 14, 2008. LifeVantage Corporation is the maker of Protandim(R), a clinically proven patented dietary supplement that increases the body’s natural antioxidant protection at the cellular level.

Dr. James Crapo, Chairman of the Board of LifeVantage said, “David Brown is a successful executive and consultant in the nutraceutical industry and brings a wealth of experience to his role as President and Chief Executive Officer. Mr. Brown has an impressive track record as a proven leader and a history of increasing profitability for companies he has led. We are confident in his ability to greatly increase brand awareness and distribution of our products. His tremendous experience in the areas of marketing, finance and operations, along with his strategic vision, will be invaluable to LifeVantage, our board and our shareholders.”

David Brown, 44, was most recently the Managing Director and Co-Founder of Nutrition Business Advisors, a firm founded in 2003 to provide strategic consulting services, capital raising and full-service business development focused on the $130 billion Global Nutrition Industry. The creation of the firm was groundbreaking; prior to this, there was no entity that combined industry knowledge and contacts with highly successful management experience. During his tenure at Nutrition Business Advisors, Brown is credited with strategically positioning clients for accelerated growth and successful capitalization to fuel expansion and distribution.

Prior to co-founding Nutrition Business Advisors, Mr. Brown was President and CEO of Metabolife International, where he strategically transitioned the company from its role as one of the nation’s largest direct sales organizations to that of a major force in the retail industry. Mr. Brown increased revenues and is credited with improving the efficiency of the company’s operations, resulting in increased profits.

From 1994 to 2000, Mr. Brown served as the President of Natural Balance, Inc., a Colorado-based dietary supplement company. He directed Natural Balance’s expansion from health food channels into mass-market retail, and more than tripled the company’s revenues. He also expanded sales internationally into over 40 countries worldwide.

Mr. Brown began his career as a corporate attorney, serving at the law firm of Ballard, Spahr, Andrews & Ingersoll in 1994 and Kindel & Anderson from 1991 — 1994.

Mr. Brown holds a Juris Doctorate from Cornell University and a Bachelors of Arts from Brigham Young University.

About Protandim(R)

Protandim(R) is a unique approach to antioxidant therapy. The patented dietary supplement increases the body’s natural antioxidant protection by inducing naturally occurring protective enzymes, including superoxide dismutase and catalase. Oxidative stress occurs as a person ages, when subjected to environmental stresses, or as an associated factor in certain illnesses. TBARS are laboratory markers for oxidative stress in the body. Data from a scientific study in men and women, sponsored by LifeVantage, show that after 30 days of taking Protandim(R), the level of circulating TBARS decreased an average of 40 percent. With continued use, the decrease was maintained at 120 days. For more information, please visit the Protandim(R) product web site at www.protandim.com.

About LifeVantage Corporation

LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress. Founded in 2003 and based in Colorado, LifeVantage develops nutraceutical products, including Protandim, that leverage the company’s expertise and that are intended to deliver significant health benefits to consumers. For more information, visit www.protandim.com or contact Jan Strode at (619) 890-4040.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. The Company uses the words “anticipate,” “believe,” “could,” “should,”
“estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target”
and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein.
These factors are difficult to accurately predict and may be beyond the control of the Company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages and the length of time for scientific advances to reach the market (if they ever reach the market). These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-KSB and other documents filed with the Securities and Exchange Commission. Forward- looking statements made by the Company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the Company to predict these events or how they may affect the Company. The Company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.